Exhibit 99.1

FOR IMMEDIATE RELEASE –

United Bancshares, Inc. Announces Signing of Definitive Merger Agreement

with Benchmark Bancorp, Inc.

March 22, 2017 – United Bancshares, Inc. (“UBOH”), holding company for The Union Bank Company, and Benchmark Bancorp, Inc. (“Benchmark”) are pleased to jointly announce today the signing of a definitive merger agreement under which UBOH has agreed to acquire all of the stock of Benchmark in an all-cash transaction valued at $29.5 million, or approximately $8.59 per Benchmark share.  Under the terms of the agreement, Benchmark’s subsidiary, Benchmark Bank, is expected to merge with and into The Union Bank Company.

Based on financials as of December 31, 2016, the combined company will have approximately $765 million in assets, $487 million in gross loans, and $634 million in deposits upon completion of the transaction.  The transaction is expected to be completed during the third quarter of 2017.  The transaction has been approved by the Board of Directors of both UBOH and Benchmark and closing is subject to customary conditions, including regulatory approval and approval by the shareholders of Benchmark.

According to Brian D. Young, President & Chief Executive Officer of UBOH, “We are excited to announce the agreement with Benchmark.  This transaction will allow us to partner with an excellent team that shares our commitment to serving clients and their communities and will complement our strategy of targeted expansion in Columbus and its surrounding communities. We look forward to offering business clients enhanced commercial lending and cash management services and providing consumers with the added convenience of United’s mobile banking, mobile deposit and wealth management services. Additionally, we expect this transaction to be significantly accretive to our earnings per share and to enhance our long-term earnings growth rate.”

Jerry T. Caldwell, Chairman, President & Chief Executive Officer of Benchmark, added “The merger with Union Bank fulfills our goal of partnering with a strong, community bank to better meet the needs of our clients and community.  Our clients will benefit from a significant expansion in the markets served by the combined bank, as well as the breadth of new products and services that Union Bank brings.  Union Bank is a tremendous fit for Benchmark and we are excited about the opportunities that this partnership presents.”

Performance Trust Capital Partners, LLC is serving as financial advisor to United Bancshares, Inc. and Dinsmore & Shohl LLP is serving as its legal counsel.  Boenning & Scattergood, Inc. is serving as financial advisor to Benchmark Bancorp, Inc. and Vorys, Sater, Seymour and Pease LLP is serving as its legal counsel.

About United Bancshares, Inc. and The Union Bank Company

United Bancshares, Inc., headquartered in Columbus Grove, Ohio, is the holding company for Union Bank Company, which was established in 1904.  Union Bank operates 15 offices across northwest and central Ohio. Union Bank Company is committed to providing best-in-class banking services and products to the people, businesses, and communities which it serves. For more information, please visit www.theubank.com.

Contact Information:

Brian D. Young

President & CEO

419-659-2141

About Benchmark Bancorp, Inc. and Benchmark Bank

Benchmark Bancorp, Inc. is headquartered in Gahanna, Ohio, and is the holding company for Benchmark Bank, which was founded in 2005. Benchmark operates two branch offices in the Columbus area and since its inception Benchmark has strived to provide tailored personal and small business banking solutions complemented by exceptional customer service and a strong commitment to the surrounding communities.  To learn more about Benchmark Bank, please visit www.benchmark-bank.com.

Contact Information:

Jerry T. Caldwell

Chairman, President & CEO

614-269-4400